UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 2, 2004

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 9.  Regulation FD Disclosure

LabOne Signs Agreement to Provide Testing for Anthem Blue Cross and Blue Shield

LabOne, Inc. (Nasdaq: LABS), announced today that it has completed the purchase of the assets of the drug testing division, Northwest Toxicology, from NWT Inc., Salt Lake City. The purchase price is $10.0 million subject to adjustment based on net working capital at closing, plus an earn-out for up to seven years based on the performance of the continuing laboratory operations in Salt Lake City less related financing. Prior to closing, Northwest Toxicology announced it would suspend hair testing for drugs of abuse on March 31, 2004, due to recent FDA guidance and anticipated regulatory changes. The acquisition will result in additional urine and oral fluid testing volumes directed to LabOne, and further the Company's capabilities to include drugs of abuse testing in blood, expanded specimen validity testing, medical professional and other esoteric drug testing.

Although LabOne expects to transition most of Northwest Toxicology's traditional urine and oral fluid testing to its Lenexa facility during 2004, the Northwest Toxicology laboratory in Salt Lake City will be maintained as a SAMHSA-certified laboratory. The acquisition is expected to add approximately $11 million in annual revenues, and to be accretive to earnings.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: March 2, 2004	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer